Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of November 4, 2009, by and between Zapata Corporation, a Nevada corporation (“Parent”), and Harbinger Group Inc., a Delaware corporation (“Subsidiary”).

RECITALS:

Parent is a corporation organized and existing under the laws of Nevada.

Subsidiary is a corporation organized and existing under the laws of Delaware and is a wholly-owned subsidiary of Parent.

Parent and its board of directors deem it advisable and in the best interests of Parent and its stockholders to merge Parent with and into Subsidiary pursuant to the provisions of Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”) upon the terms and conditions set forth in this Agreement, subject to the approval of the Parent’s stockholders as contemplated in Section 4.1.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Parent shall be merged with and into Subsidiary (the “Merger”) upon the terms and conditions set forth below.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

Section 1.1  Merger.  On the Effective Date (as defined in Section 4.1 below), Parent shall be merged with and into Subsidiary and the separate existence of Parent shall cease. Subsidiary shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Merger and shall operate under the name “Harbinger Group Inc.” by virtue of, and shall be governed by, the laws of Delaware. The address of the registered office of the Surviving Corporation in Delaware will be 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be Corporation Service Company.

Section 1.2  Certificate of Incorporation of the Surviving Corporation.  The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Subsidiary as in effect on the date hereof without change unless and until amended in accordance with applicable law.

Section 1.3  Bylaws of the Surviving Corporation.  The bylaws of the Surviving Corporation shall be the bylaws of Subsidiary as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

Section 1.4  Directors and Officers.  At the Effective Date of the Merger, the directors and officers of Parent in office at the Effective Date of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified. The Surviving Corporation will have a classified board identical to that of the Parent, with the Surviving Corporation’s current board members remaining in their same classes, as set forth below:

Class I — Lap Wai Chan, Lawrence M. Clark, Jr. and Peter A. Jenson

Class II — Philip A. Falcone and Keith Hladek

Class III — Thomas Hudgins and Robert V. Leffler, Jr.

ARTICLE 2

CONVERSION, CERTIFICATES AND PLANS

Section 2.1  Conversion of Shares.  At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

(a) Common Stock.  Each share of Parent’s common stock, $0.01 par value per share (“Parent Stock”), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation’s common stock, $0.01 par value per share (“Surviving Corporation Stock” or “Subsidiary Stock”), provided, that each share of Parent Stock held in Parent’s treasury shall be canceled without any consideration being issued or paid therefor.

(b) Options.  Each option to acquire shares of Parent Stock outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of shares of Surviving Corporation Stock that is equal to the number of shares of Parent Stock the optionee would have received had the optionee exercised such option in full immediately before the Effective Date (whether or not such option was then exercisable) and the exercise price per share under each such option shall be equal to the exercise price per share thereunder immediately before the Effective Date.

(c) Subsidiary Stock.  Each share of Subsidiary Stock issued and outstanding immediately before the Effective Date and held by Parent shall be canceled without any consideration being issued or paid therefor.

Section 2.2  Stock Certificates.  After the Effective Date, each certificate theretofore representing issued and outstanding shares of Parent Stock will thereafter be deemed to represent the same number of shares of the Surviving Corporation Stock. The holders of outstanding certificates theretofore representing Parent Stock will not be required to surrender such certificate to Parent or the Surviving Corporation.

Section 2.3  Reorganization.  For United States federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 3.1  Effects of the Merger.  At the Effective Date, the Merger shall have the effects specified in the NRS, the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Parent and Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Parent and Subsidiary or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 3.2  Additional Actions.  If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Parent acquired or to be acquired by reason of, or as a result of, the

Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement. The Surviving Corporation is fully authorized in the name of Parent or otherwise to take any and all such action pursuant to the irrevocable Power of Attorney granted by the Parent to the Subsidiary, attached hereto as Exhibit A.

ARTICLE 4

APPROVAL BY STOCKHOLDERS; AMENDMENT; EFFECTIVE DATE

Section 4.1  Approval.  This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote, or a written consent in lieu of vote, of the Parent’s stockholders in accordance with the NRS and compliance with the requirements of law, including the securities laws of the United States. As promptly as practicable after the later of (a) approval of this Agreement by the Parent’s stockholders in accordance with applicable law and (b) compliance with applicable securities laws, including, but not limited to, the filing of a Schedule 14C with the Securities and Exchange Commission and the mailing of a definitive Schedule 14C to the Parent’s stockholders, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Ownership and Merger and shall cause such documents to be filed with the Secretary of State of Nevada and the Secretary of State of Delaware, respectively, in accordance with the laws of Nevada and Delaware and applicable U.S. federal securities laws. The effective date of the Merger (“Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of Nevada or the date and time on and at which the Merger becomes effective under the laws of Delaware, whichever occurs later. The execution and delivery hereof by the Parent shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby in Parent’s capacity as the sole stockholder of the Subsidiary.

Section 4.2  Amendments.  The Board of Directors of Parent may amend this Agreement at any time before the Effective Date, provided, however, that an amendment made subsequent to the approval of the Merger by the stockholders of Parent shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Parent Stock, (b) alter or change any term of the certificate of incorporation of Subsidiary, except to cure any ambiguity, defect or inconsistency or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Parent Stock.

ARTICLE 5

MISCELLANEOUS

Section 5.1  Termination.  This Agreement may be terminated and the Merger abandoned at any time before the filing of this Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware, whether before or after stockholder approval of this Agreement, by the consent of the Boards of Directors of Parent and Subsidiary.

Section 5.2  Captions and Section Headings.  As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 5.3  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

Section 5.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

Section 5.5  Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 5.6  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.7  No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.8  Governing Law.  This Agreement shall be construed in accordance with the laws of Delaware, except to the extent the laws of Nevada shall apply to the Merger where mandated by the NRS.

IN WITNESS WHEREOF, Parent and Subsidiary have duly executed this Agreement as of the date first written above.

Parent:
Zapata Corporation
a Nevada corporation

By:	/s/ Peter Jenson
Name:     Peter Jenson

Title:	Secretary

Subsidiary:
Harbinger Group Inc.
a Delaware corporation

By:	/s/ Peter Jenson
Name:     Peter Jenson

Title:	Secretary

Exhibit A

Irrevocable Power of Attorney

Power of Attorney

(a) CAUTION TO THE PRINCIPAL:  Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

(b) DESIGNATION OF AGENT(S):

I, Zapata Corporation, 100 Meridian Centre, Suite 350, Rochester, NY 14618, hereby appoint:

Harbinger Group Inc., 100 Meridian Centre, Suite 350, Rochester, NY 14618, as my agent(s)

If you designate more than one agent above, they must act together unless you initial the statement below.

(          ) My agents may act SEPARATELY.

(c) DESIGNATION OF SUCCESSOR AGENT(S): (OPTIONAL)

If every agent designated above is unable or unwilling to serve, I appoint as my successor agent(s):

[name(s) and address(es) of successor agent(s)]

Successor agents designated above must act together unless you initial the statement below.

(          ) My successor agents may act SEPARATELY.

(d) This POWER OF ATTORNEY shall not be affected by my subsequent incapacity unless I have stated otherwise below, under “Modifications”.

(e) This POWER OF ATTORNEY REVOKES any and all prior Powers of Attorney executed by me unless I have stated otherwise below, under “Modifications”.

If you are NOT revoking your prior Powers of Attorney, and if you are granting the same authority in two or more Powers of Attorney, you must also indicate under “Modifications” whether the agents given these powers are to act together or separately.

(f) GRANT OF AUTHORITY:

To grant your agent some or all of the authority below, either (1) Initial the bracket at each authority you grant, or (2) Write or type the letters for each authority you grant on the blank line at (P), and initial the bracket at (P). If you initial (P), you do not need to initial the other lines.

I grant authority to my agent(s) with respect to the following subjects as defined in sections 5-1502A through 5-1502N of the New York General Obligations Law:

( )	(A)	real estate transactions;
( )	(B)	chattel and goods transactions;
( )	(C)	bond, share, and commodity transactions;
( )	(D)	banking transactions;
( )	(E)	business operating transactions;
( )	(F)	insurance transactions;
( )	(G)	estate transactions;
( )	(H)	claims and litigation;
( )	(I)	personal and family maintenance;
( )	(J)	benefits from governmental programs or civil or military service;
( )	(K)	health care billing and payment matters; records, reports, and statements;
( )	(L)	retirement benefit transactions;
( )	(M)	tax matters;
( )	(N)	all other matters;
( )	(O)	full and unqualified authority to my agent(s) to delegate any or all of the foregoing powers to any person or persons whom my agent(s) select;
( )	(P)	EACH of the matters identified by the following letters
A,B,C,D,E,F,G,H,I,J,K,L,M,N,O You need not initial the other lines if you initial line (P).

(g) MODIFICATIONS: (OPTIONAL)

In this section, you may make additional provisions, including language to limit or supplement authority granted to your agent. However, you cannot use this Modifications section to grant your agent authority to make major gifts or changes to interests in your property. If you wish to grant your agent such authority, you MUST complete the Statutory Major Gifts Rider.

1. Although this document revokes all powers of attorney I have previously executed, this document shall not revoke any powers of attorney previously executed by me for a specific or limited purpose, unless I have specified otherwise herein. It shall not revoke any power executed as part of a contract I signed or for the management of any bank or securities account. In order to revoke a prior power of attorney for a specific or limited purpose, I will execute a revocation specifically referring to the power to be revoked.

2. This power of attorney shall not be revoked by any subsequent power of attorney I may execute, unless such subsequent power specifically provides that it revokes this power by referring to the date of my execution of this document.

3. Whenever two or more powers of attorney are valid at the same time, the agents appointed on each shall act separately, unless specified differently in the documents.

(h) MAJOR GIFTS AND OTHER TRANSFERS: STATUTORY MAJOR GIFTS RIDER (OPTIONAL)

In order to authorize your agent to make major gifts and other transfers of your property, you must initial the statement below and execute a Statutory Major Gifts Rider at the same time as this instrument. Initialing the statement below by itself does not authorize your agent to make major gifts and other transfers. The preparation of the Statutory Major Gifts Rider should be supervised by a lawyer.

(          ) (SMGR) I grant my agent authority to make major gifts and other transfers of my property, in accordance with the terms and conditions of the Statutory Major Gifts Rider that supplements this Power of Attorney.

(i) DESIGNATION OF MONITOR(S): (OPTIONAL)

I wish to designate  ,

whose address(es) is (are)  , as monitor(s).

Upon the request of the monitor(s), my agent(s) must provide the monitor(s) with a copy of the Power of Attorney and a record of all transactions done or made on my behalf. Third parties holding records of such transactions shall provide the records to the monitor(s) upon request.

(j) COMPENSATION OF AGENT(S): (OPTIONAL)

Your agent is entitled to be reimbursed from your assets for reasonable expenses incurred on your behalf. If you ALSO wish your agent(s) to be compensated from your assets for services rendered on your behalf, initial the statement below. If you wish to define “reasonable compensation”, you may do so above, under “Modifications”.

(          ) My agent(s) shall be entitled to reasonable compensation for services rendered.

(k) ACCEPTANCE BY THIRD PARTIES:  I agree to indemnify the third party for any claims that may arise against the third party because of reliance on this Power of Attorney. I understand that any termination of this Power of Attorney, whether the result of my revocation of the Power of Attorney or otherwise, is not effective as to a third party until the third party has actual notice or knowledge of the termination.

(l) TERMINATION:  This Power of Attorney continues until I revoke it or it is terminated by my death or other event described in section 5-1511 of the General Obligations Law.

Section 5-1511 of the General Obligations Law describes the manner in which you may revoke your Power of Attorney, and the events which terminate the Power of Attorney.

(m) SIGNATURE AND ACKNOWLEDGMENT:

In Witness Whereof I have hereunto signed my name on November 4th, 2009.
PRINCIPAL signs here: = => /s/ Peter Jenson

Peter Jenson, Secretary of Zapata Corporation
STATE OF NEW YORK	)
) ss.:
COUNTY OF New York)

On the 4th day of November   , in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared Peter Jenson, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

/s/  Lynn Toby Fisher
Notary Public

(n) IMPORTANT INFORMATION FOR THE AGENT:

When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

(2) avoid conflicts that would impair your ability to act in the principal’s best interest;

(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record or all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).

You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

(o) AGENT’S SIGNATURE AND ACKNOWLEDGMENT OF APPOINTMENT:  It is not required that the principal and the agent(s) sign at the same time, nor that multiple agents sign at the same time.

I/we Harbinger Group Inc., have read the foregoing Power of Attorney. I am/we are the person(s) identified therein as agent(s) for the principal named therein.

I/we acknowledge my/our legal responsibilities.
Agent(s) sign(s) here:=> /s/ Peter Jenson

Peter Jenson, Secretary of Harbinger Group Inc.
STATE OF NEW YORK	)
) ss.:
COUNTY OF New York)

On the 4th day of November   , in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared Peter Jenson, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

/s/ Lynn Toby Fisher
Notary Public

2008 N.Y. Laws ch. 644, § 19, 5-1513; 2009 N.Y. Laws ch. 4 (amending effective date from March 1, 2009 to September 1, 2009).